Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-262557

Pricing Supplement dated May 21, 2024 to the
Product Supplement MLN-EI-1 dated March 4, 2022, and
Prospectus dated March 4, 2022
The Toronto-Dominion Bank
$2,795,000
Callable Contingent Interest Barrier Notes Linked to the Least Performing of the Nasdaq-100 Index®, the Russell
2000® Index and the EURO STOXX 50® Index Due May 25, 2028

The Toronto-Dominion Bank (“TD” or “we”) has offered the Callable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing of the Nasdaq-100 Index®, the Russell 2000® Index and the EURO STOXX 50® Index (each, a “Reference Asset” and together, the “Reference Assets”).
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 10.20% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 70.00% of its Initial Value. If, however, the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on a Contingent Interest Observation Date, no Contingent Interest Payment will accrue or be payable on the related Contingent Interest Payment Date.
TD may, in its discretion, elect to call the Notes (an “Issuer Call”) in whole, but not in part, on any Call Payment Date (monthly, commencing on the third Contingent Interest Payment Date and other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, the Call Payment Date will be the corresponding Contingent Interest Payment Date and, on such date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes following an Issuer Call.
If TD does not elect to call the Notes prior to maturity, the amount we pay at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 65.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
the Principal Amount of $1,000
•	If the Final Value of any Reference Asset is less than its Barrier Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change
If TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the percentage decline of the Reference Asset with the lowest Percentage Change from its Initial Value to its Final Value (the “Least Performing Reference Asset”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes on the Pricing Date was $982.50 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-10 and “Additional Information Regarding the Estimated Value of the Notes” on page P-34 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$2.50	$997.50
Total	$2,795,000.00	$6,987.50	$2,788,012.50
1 TD Securities (USA) LLC (“TDS”) will receive a commission of $2.50 (0.25%) per Note and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $2.50 per Note. TDS will also pay another unaffiliated dealer a marketing fee of $1.00 per Note with respect to all of the Notes in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to TD. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Callable Contingent Interest Barrier Notes Linked to the Least Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the EURO STOXX 50® Index Due May 25, 2028

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Callable Contingent Interest Barrier Notes
Term:	Approximately 4 years, subject to an Issuer Call
Reference Assets:	The Nasdaq-100 Index® (Bloomberg ticker: NDX, “NDX”), the Russell 2000® Index (Bloomberg ticker: RTY, “RTY”) and the EURO STOXX 50® Index (Bloomberg ticker: SX5E, “SX5E”)
CUSIP / ISIN:	89115G5M7 / US89115G5M72
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Strike Date:	May 17, 2024
Pricing Date:	May 21, 2024
Issue Date:
May 24, 2024, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	May 25, 2028, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2

Issuer Call Feature:
Monthly, commencing on the third Contingent Interest Payment Date, TD may, in its discretion, elect to call the Notes in whole, but not in part, on any Call Payment Date (other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes following an Issuer Call.

Call Payment Date:
If TD elects to call the Notes prior to maturity (monthly, from and including the third Contingent Interest Payment Date to and excluding the Maturity Date), the Call Payment Date will be the corresponding Contingent Interest Payment Date.

Contingent Interest Payment:
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/12
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Contingent Interest Rate:	10.20% per annum
Contingent Interest Barrier Value:
With respect to NDX: 12,982.361 (70.00% of its Initial Value).
With respect to RTY: 1,467.0012 (70.00% of its Initial Value).
With respect to SX5E: 3,544.898 (70.00% of its Initial Value).
The Contingent Interest Barrier Value for each Reference Asset is determined by the Calculation Agent.

Contingent Interest Observation Dates:
Monthly, on the 21st calendar day of each month, commencing on June 21, 2024 and ending on May 22, 2028 (the “Final Valuation Date”) or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no market disruption event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be the originally scheduled Contingent Interest Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) and/or Call Payment Date, as applicable, will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

TD SECURITIES (USA) LLC	P-3

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, in each case, if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If TD does not elect to call the Notes prior to maturity, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + ($1,000 x Least Performing Percentage Change).
If TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to NDX: 18,546.23
With respect to RTY: 2,095.716
With respect to SX5E: 5,064.14
The Initial Value of each Reference Asset equals its Closing Value on the Strike Date, as determined by the Calculation Agent.

Closing Value:
For each Reference Asset (or any “successor index” thereto, as defined in the product supplement) on any Trading Day, the Closing Value will be its closing value published by its sponsor (its “Index Sponsor”) as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to NDX: 12,055.0495 (65.00% of its Initial Value).
With respect to RTY: 1,362.2154 (65.00% of its Initial Value).
With respect to SX5E: 3,291.691 (65.00% of its Initial Value).
The Barrier Value for each Reference Asset is determined by the Calculation Agent.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.

TD SECURITIES (USA) LLC	P-4

Monitoring Period:	Final Valuation Date Monitoring
Trading Day:
With respect to (1) the Nasdaq-100 Index® and Russell 2000® Index, a day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading and (2) with respect to the EURO STOXX 50® Index, a day on which (a) each related futures and options exchange is scheduled to be open for trading for its regular trading session and (b) the Index Sponsor of such Reference Asset is scheduled to publish the level of such Reference Asset, in each case as determined by the Calculation Agent.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:
Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Applicable, as described in the product supplement.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-EI-1 dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000114036122008011/brhc10034639_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
You Will Not Receive the Contingent Interest Payment With Respect to a Contingent Interest Observation Date if the Closing Value of Any Reference Asset on Such Contingent Interest Observation Date Is Less Than Its Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and, therefore, you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes at maturity.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, if Any, Regardless of Any Appreciation of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset, in a security directly linked to the positive performance of such Reference Asset or a hypothetical investment in the stocks and other assets comprising such Reference Asset (its “Reference Asset Constituents”).
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
TD May Elect to Call the Notes Prior to the Maturity Date and the Notes Are Subject to Reinvestment Risk.
TD may elect to call the Notes in its discretion on any Call Payment Date (monthly, commencing on the third Contingent Interest Payment Date and other than the Maturity Date) upon prior written notice as specified under “Summary — Issuer Call Feature” herein. Following an Issuer Call, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. If TD does elect to call the Notes prior to maturity, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
It is more likely that TD will elect to call the Notes prior to maturity when the expected amounts payable on the Notes, including Contingent Interest Payment(s) and the Payment at Maturity, are greater than the amounts that would be payable in the market on other comparable instruments issued by TD with a similar maturity. The greater likelihood of TD calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Interest Rate. TD is less likely to call the Notes prior to maturity when the expected amounts payable on the Notes, both Contingent Interest Payments and at maturity, are less than the amounts that would be payable in the market on other comparable instruments issued by TD with a similar maturity, which includes periods when the values of any of the Reference Assets are less than their respective Contingent Interest Barrier Values and/or their Barrier Values. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Interest Payment and/or the Principal Amount at maturity is relatively higher.

TD SECURITIES (USA) LLC	P-7

An Investment in Notes With Contingent Interest Payments and an Issuer Call Feature May Be More Sensitive to Interest Rate Risk Than an Investment in Notes Without Such Features.
Because of the contingent interest and Issuer Call features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased notes without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise and the Contingent Interest Rate is, therefore, less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the Contingent Interest Rate and TD elects to call the Notes, there is a lower likelihood that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date).
Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date). Even if the value of the Least Performing Reference Asset appreciates prior to a Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment with respect to such Contingent Interest Observation Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date), any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date).
The Contingent Interest Rate Will Reflect, in Part, the Volatility of Each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher a Reference Asset’s volatility, the more likely it is that the Closing Value of that Reference Asset could be less than its Contingent Interest Barrier Value on a Contingent Interest Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of a Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Strike Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a loss of a significant portion or all of the Principal Amount.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets, the Reference Asset Constituents and the Reference Asset Constituent Issuers for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive a negative return equal to the Least Performing Percentage Change, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-8

Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of No Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Contingent Interest Barrier Value and Barrier Value, respectively. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
We Have No Affiliation With Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
No index sponsor as specified under “Information Regarding the Reference Assets” (an “Index Sponsor”) is an affiliate of ours and no such entity will be involved in any offering of the Notes in any way. Consequently, we have no control of any actions of any Index Sponsor, including any actions of the type that could adversely affect the value of the applicable Reference Asset or any amounts payable on the Notes. No Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to the applicable Reference Asset.
Changes that Affect the Reference Assets, Including a Change in Law Event, May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of each Index Sponsor concerning the calculation of the applicable Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Reference Asset, or if an Index Sponsor discontinues or suspends calculation or publication of the applicable Reference Asset. If a Change in Law Event (as defined in the product supplement) occurs and the Index Sponsor does not take actions to comply with such law(s), the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
The Nasdaq-100 Index®, Russell 2000® Index and EURO STOXX 50® Index Reflects Price Return, not Total Return.
The return on the Notes is based on the performance of the Nasdaq-100 Index®, Russell 2000® Index and EURO STOXX 50® Index, which reflects the changes in the market prices of its Reference Asset Constituents. The Nasdaq-100 Index®, Russell 2000® Index and EURO STOXX 50® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.
The Notes are Subject to Risks Associated with Small-Capitalization Companies.
The Notes are subject to risks associated with small-capitalization companies because the Reference Asset Constituents of the Russell 2000® Index are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

TD SECURITIES (USA) LLC	P-9

The Notes are Subject to Currency Exchange Risk.
The Notes are subject to currency exchange risk because the Reference Asset Constituents of the EURO STOXX 50® Index are quoted and traded in one or more non-U.S. currencies. Neither the level of such index nor the value of the Notes will be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which such Reference Asset Constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return on the Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities Markets.
The value of the Notes is linked to the EURO STOXX 50® Index and its Reference Asset Constituents, which are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a negative effect on non-U.S. securities prices.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	P-10

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
Furthermore, TD’s right to call the Notes prior to maturity may adversely impact your ability to sell your Notes in the secondary market. If you are able to sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains greater than or equal to its Barrier Value and Contingent Interest Barrier Value or increases to greater than its Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. Moreover, we may elect to call the Notes pursuant to the Issuer Call Feature. If we do elect to call the Notes prior to maturity, such decision may be based on factors that make an Issuer Call at that time less favorable to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

TD SECURITIES (USA) LLC	P-11

The Contingent Interest Observation Dates (Including the Final Valuation Date) and the Related Payment Dates Are Subject to Market Disruption Events and Postponements.
Each Contingent Interest Observation Date (including the Final Valuation Date) and related payment date (including the Maturity Date) is subject to postponement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement and under “Summary — Contingent Interest Observation Dates” herein. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes. Further, TD is less likely to call the Notes when the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value and, therefore, any hedging activities that adversely affect the value of a Reference Asset may also diminish the probability of TD calling the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-12

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Values, Closing Values, Final Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of any Reference Asset, or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B and Reference Asset C, respectively, Initial Values of 19,000.00, 2,000.00 and 5,000.00, Contingent Interest Barrier Values of 13,300.00, 1,400.00 and 3,500.00 (each 70.00% of its Initial Value), Barrier Values of 12,350.00, 1,300.00 and 3,250.00 (each 65.00% of its Initial Value), a Contingent Interest Payment of $8.50 per Note (reflecting the Contingent Interest Rate of 10.20% per annum), Call Payment Dates monthly, commencing on the third Contingent Interest Payment Date and other than the Maturity Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 — TD Elects to Call the Notes on the First Potential Call Payment Date.
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date
Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value)
Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)
$17.00 (Aggregate Contingent Interest Payments – Not Callable)
Third Contingent Interest Observation Date
Reference Asset A: 13,300.00 (greater than or equal to its Contingent Interest Barrier Value)
Reference Asset B: 1,760.00 (greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: 4,100.00 (greater than or equal to its Contingent Interest Barrier Value)
$1,000.00 (Principal Amount) + $8.50 (Contingent Interest Payment) $1,008.50 (Total Payment upon Issuer Call)
	Total Payment:	$1,025.50 (2.55% total return)
Because TD elects to call the Notes on the first potential Call Payment Date (which is also the third Contingent Interest Payment Date) and the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on the corresponding Contingent Interest Observation Date, on the Call Payment Date, we will pay you a cash payment equal to $1,008.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $17.00 paid in respect of the prior Contingent Interest Payment Dates, TD will have paid you a total of $1,025.50 per Note, for a total return of 2.55% on the Notes. No further amounts will be owed under the Notes.
Example 2 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity and the Final Value of Each Reference Asset Is Greater Than or Equal to Its Barrier Value and Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Third through Forty-Seventh Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: 22,800.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset B: 2,100.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: 5,750.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
		$1,000.00 (Principal Amount) + $8.50 (Contingent Interest Payment) $1,008.50 (Total Payment on Maturity Date)

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Total Payment:	$1,008.50 (0.85% total return)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,008.50 per Note, reflecting your Principal Amount plus the applicable Contingent Interest Payment, for a total return of 0.85% on the Notes.
Example 3 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity, the Final Value of Each Reference Asset Is Greater Than or Equal to Its Barrier Value and the Final Value of Any Reference Asset Is Less Than Its Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Third through Forty-Seventh Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: 12,350.00 (less than its Contingent Interest Barrier Value; greater than or equal to its Barrier Value)
Reference Asset B: 1,880.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: 4,100.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
		$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% total return)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,000.00, reflecting your Principal Amount, for a total return of 0.00% on the Notes.
Example 4 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity and the Final Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value and Barrier Value.
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Third through Forty-Seventh Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date	Reference Asset A: 7,600.00 (less than its Contingent	$1,000 + ($1,000 × Least Performing

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Interest Barrier Value and Barrier Value)
Reference Asset B: 2,500.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: 5,500.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Percentage Change) = $1,000 + ($1,000 × -60.00%) = $400.00 (Payment at Maturity)
Total Payment:	$400.00 (60.00% loss)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value and Barrier Value, on the Maturity Date we will pay you a cash payment that is less than the Principal Amount, if anything, equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
 Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC	P-15

Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsors. Each Index Sponsor, owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

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Nasdaq-100 Index®
The Nasdaq-100 Index® includes 100 of the largest domestic and international non-financial stocks listed on The Nasdaq Stock Market based on market capitalization. The Nasdaq-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. The Nasdaq-100 Index® is calculated, maintained and published by Nasdaq, Inc. (the “Index Sponsor”). The base date for the Nasdaq-100 Index® is January 31, 1985, with a base value of 125.00, as adjusted. We have derived all information contained in this document regarding the Nasdaq-100 Index® from publicly available information. Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference.
Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Construction of the Nasdaq-100 Index®
The Nasdaq-100 Index® is a modified market capitalization-weighted index. Except under extraordinary circumstances that may result in an interim evaluation, Nasdaq-100 Index® composition is reviewed on an annual basis in December. First, Nasdaq, Inc. determines which stocks meet the applicable eligibility criteria.
Selection Criteria for Initial Inclusion in the Nasdaq-100 Index®
To be eligible for initial inclusion in the Nasdaq-100 Index®, a stock must meet the following criteria:
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the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the stock was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

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the stock must be issued by a non-financial company. Non-financial companies are those companies that are classified under any Industry Code except 8000 according to the Industry Classification Benchmark (ICB), a product of FTSE International Limited;

•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
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the stock must have a minimum three-month average daily trading volume (“ADTV”) of 200,000 shares (measured annually during the ranking review process). The ADTV is determined by calculating the average of the sum product of the stock’s daily trading volume for each day during the previous three month period;

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if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•	the issuer of the stock may not have entered into a definitive agreement or other arrangement which would likely result in the stock no longer being eligible for inclusion in the Nasdaq-100 Index®;
•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn. This will be determined based upon a stock issuer’s public filings with the SEC; and
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the stock must have “seasoned” on Nasdaq, NYSE or NYSE American. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing). A security that was added as a result of a spin-off event will be exempt from the seasoning requirement.

Stock types generally eligible for inclusion in the Nasdaq-100 Index® are common stocks, ordinary shares, ADRs and tracking stocks. Closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative stocks are not eligible for inclusion in the Nasdaq-100 Index®. For purposes of Nasdaq-100 Index® eligibility criteria, if the stock is a depositary receipt representing a stock of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying stock. The Nasdaq-100 Index® does not contain securities of investment companies.
Continued Eligibility Criteria
To be eligible for continued inclusion in the Nasdaq-100 Index®, a Nasdaq-100 Index® stock must meet the following criteria:
•	the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the issuer of the stock may not be organized as a real estate investment trust;
•	the stock must be issued by a non-financial company;
•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•	the stock must have an ADTV of at least 200,000 shares (measured annually during the ranking review process);
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if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

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the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it is removed from the Nasdaq-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn.

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All stocks meeting the above criteria will be considered eligible for inclusion in the Nasdaq-100 Index®. Those stocks which are found to meet the applicable eligibility criteria during the annual review are then ranked by market capitalization. While there is no minimum market capitalization requirement, inclusion will be determined based on the top 100 issuers with the largest market capitalization meeting all other eligibility requirements. Market capitalization is determined by multiplying a stock’s last sale price by its total number of shares outstanding. The last sale price refers to the price at which a stock last traded during regular market hours as reported on such stock’s index market, which may be the Nasdaq Official Closing Price (NOCP). The index market is the index eligible stock market for which the Nasdaq-100 Index® stock’s prices are received and used by Nasdaq, Inc. for purposes of calculating the Nasdaq-100 Index®.
Nasdaq-100 Index® eligible stocks which are already in the Nasdaq-100 Index® and whose issuer is ranked in the top 100 eligible companies based on market capitalization are retained in the Nasdaq-100 Index®. An index stock issuer ranking 101 to 125 based on market capitalization will also be retained for inclusion in the Nasdaq-100 Index® if such issuer was previously ranked in the top 100 issuers as of the last annual ranking review or was added to the Nasdaq-100 Index® subsequent to the previous ranking review and continues to meet all eligibility criteria. Index stock issuers not meeting such criteria are replaced. The replacement stocks are those eligible stocks not currently in the Nasdaq-100 Index® whose issuers have the next largest market capitalization.
The data used in the process of ranking by market capitalization includes end of October market data and is updated for total shares outstanding submitted in an index stock issuer’s publicly filed SEC document via the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) through the end of November. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks.
The final list of constituents included in the Nasdaq-100 Index®, including any replacements made during the annual review, is made effective after the close of trading on the third Friday in December. Generally, the list of annual additions and deletions as a result of the annual review is publicly announced by Nasdaq, Inc. via a press release in the early part of December, in conjunction with an announcement on Nasdaq, Inc.’s website.
Nasdaq-100 Index® Calculation
The discussion below describes the “price return” calculation of the Nasdaq-100 Index®. As compared to the total return or notional net total return versions of the Nasdaq-100 Index®, the price return version is ordinarily calculated without regard to cash dividends on the Nasdaq-100 Index® stocks. However, all Nasdaq-100 Index® calculations reflect extraordinary cash distributions and special dividends.
The Nasdaq-100 Index® is a modified market capitalization-weighted index. The value of the Nasdaq-100 Index® equals the Nasdaq-100 Index® market value divided by the Nasdaq-100 Index® divisor. The overall Nasdaq-100 Index® market value is the aggregate of each Nasdaq-100 Index® stock’s market value, as may be adjusted for any corporate actions. A Nasdaq-100 Index® stock’s market value is determined by multiplying the last sale price by its index share weight, also known as “index shares”. Index shares are equal to the total number of shares outstanding for a Nasdaq-100 Index® stock. In other words, the value of the Nasdaq-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the Nasdaq-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the Nasdaq-100 Index®.
The price return Nasdaq-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the Nasdaq-100 Index® divided by (ii) the previous day Nasdaq-100 Index® value.
If trading in a Nasdaq-100 Index® stock is halted on its primary listing market, the most recent last sale price for that stock is used for all Nasdaq-100 Index® computations until trading on such market resumes. Similarly, the most recent last sale price is used if trading in a Nasdaq-100 Index® stock is halted on its primary listing market before the market opens.
The Nasdaq-100 Index® is calculated in U.S. dollars during the U.S. market trading day based on the last sale price and are disseminated once per second from 09:30:01 until 17:16:00 ET. The closing value of the Nasdaq-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the Nasdaq-100 Index® stocks. The official closing value of the Nasdaq-100 Index® is ordinarily disseminated at 17:16:00 ET.
Nasdaq-100 Index® Maintenance
Changes to Nasdaq-100 Index® Constituents
Changes to the Nasdaq-100 Index® constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an index stock issuer no longer meets the criteria for continued inclusion in the Nasdaq-100 Index®, or is otherwise determined to have become ineligible for continued inclusion in the Nasdaq-100 Index®, it is replaced with the largest market capitalization issuer not currently in the Nasdaq-100 Index® that meets the applicable eligibility criteria for initial inclusion in the Nasdaq-100 Index®.
Ordinarily, a stock will be removed from the Nasdaq-100 Index® at its last sale price. However, if at the time of its removal the Nasdaq-100 Index® stock is halted from trading on its primary listing market and an official closing price cannot readily be determined, the Nasdaq-100 Index® stock may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the Nasdaq-100 Index® stock after the close of the market but prior to the time the official closing value of the Nasdaq-100 Index® is disseminated.

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Divisor Adjustments
The divisor is adjusted to ensure that changes in Nasdaq-100 Index® constituents either by corporate actions (that adjust either the price or shares of a Nasdaq-100 Index® stock) or Nasdaq-100 Index® participation outside of trading hours do not affect the value of the Nasdaq-100 Index®. All divisor changes occur after the close of the applicable index stock markets.
Quarterly Nasdaq-100 Index® Rebalancing
On a quarterly basis coinciding with the quarterly scheduled index shares adjustment procedures, as discussed below, the Nasdaq-100 Index® will be rebalanced if it is determined that (1) the current weight of the single Nasdaq-100 Index® stock with the largest market capitalization is greater than 24.0% of the Nasdaq-100 Index® or (2) the collective weight of those stocks whose individual current weights are in excess of 4.5% exceeds 48.0% of the Nasdaq-100 Index®. In addition, a “special rebalancing” of the Nasdaq-100 Index® may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the Nasdaq-100 Index®. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single Nasdaq-100 Index® stock with the largest market capitalization is greater than 24.0%, then the weights of all stocks with current weights greater than 1.0% (“large stocks”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest Nasdaq-100 Index® stock reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those stocks whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the Nasdaq-100 Index®, then the weights of all such large stocks in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large stocks resulting from either or both of the rebalancing steps above will then be redistributed to those stocks with weightings of less than 1.0% (“small stocks”) in the following manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the small stocks such that the smaller the Nasdaq-100 Index® stock in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component stocks in the Nasdaq-100 Index®.
In the second iteration of the small stock rebalancing, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the small stocks such that, once again, the smaller the stock in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small stocks equals the aggregate weight reduction among the large stocks that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each Nasdaq-100 Index® stock have been set, the index share weights (or index shares) will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index® at the close of trading on the last calendar day in February, May, August and November. Changes to the index shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the Nasdaq-100 Index®. Ordinarily, new rebalanced index share weights will be determined by applying the above procedures to the current index share weights. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index® components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the Nasdaq-100 Index® from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Annual Nasdaq-100 Index® Weight Adjustment
On an annual basis, the Nasdaq-100 Index® weights are adjusted using a two-stage weight adjustment scheme according to security-level constraints. Index securities’ initial weights are determined via the quarterly weight adjustment procedure. If the first weight distribution condition is met and the current weight of any single Nasdaq-100 Index® stock is greater than 15%, initial weights are adjusted so that no security weight exceeds 14% of the Nasdaq-100 Index®. If the second weight distribution condition is met and the aggregate weight of the index securities with the five largest market capitalizations is greater than 40%, stage 1 weights are adjusted so that the aggregate weight of the subset of index securities with the five largest market capitalizations is set to 38.5% and no security with a market capitalization outside of the largest five has a final index weight exceeding the lesser of 4.4% or the final index weight of the index security ranked fifth by market capitalization.
Corporate Actions and Nasdaq-100 Index® Adjustments
Aside from changes resulting from quarterly rebalancing, intra-quarter changes in index shares driven by corporate events can also result from a change in a Nasdaq-100 Index® stock’s total shares outstanding that is greater than 10.0%. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks. Changes in the price and/or index shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on

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the ex-date. Changes in total shares outstanding are determined by an index stock issuer’s public filings with the SEC. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are derived from the stock’s total shares outstanding. The index shares are then adjusted by the same percentage amount by which the total shares outstanding have changed.
The following corporate actions will be made effective on the ex-date. If there is no ex-date announced by the index exchange, there will be no adjustment to the Nasdaq-100 Index® as a result of a corporate action.
Stock Split and Stock Dividend. A stock split and stock dividend is the action of a Nasdaq-100 Index® stock in increasing its index shares and decreasing the par value proportionately. There is no flow of capital into or out of the company. The number of index shares in the Nasdaq-100 Index® increases but the market capitalization of the stock remains unchanged. The price of the Nasdaq-100 Index® stock is adjusted to reflect the ratio of a stock split and stock dividend and a corresponding inverse adjustment to the index shares is made.
Reverse Stock Split. A reverse stock split is the action of a Nasdaq-100 Index® stock in decreasing its index shares and decreasing the par value in proportion. There is no flow of capital into or out of the company. The number of index shares in the Nasdaq-100 Index® decreases but the market capitalization of the stock remains unchanged. The price of the Nasdaq-100 Index® stock is adjusted to reflect the ratio of the reverse stock split and a corresponding inverse adjustment to the index shares is made.
Special Cash Dividends. A dividend is considered “special” if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special. Other nomenclature for a special dividend may include, but is not limited to, “extra”, “extraordinary”, “non-recurring”, “one-time” and “unusual”. The price of the Nasdaq-100 Index® stock in the Nasdaq-100 Index® is adjusted for the amount of the special cash dividend.
Cash and Stock Dividends. If a Nasdaq-100 Index® stock is paying a cash and stock dividend on the same date, the cash dividend is applied before the stock dividend unless otherwise indicated in the information provided by the index exchange. Additionally, in the case of an optional dividend which allows the holder to choose between receiving cash or stock, the adjustment will be made in the manner in which the dividend has been announced by the index exchange.
Stock Distribution of Another Stock. If a Nasdaq-100 Index® stock is distributing shares of a different stock, the value of the Nasdaq-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If the stock being distributed is another class of common shares of the same issuer, the value of the existing Nasdaq-100 Index® stock will be adjusted downward to reflect the ratio of the distribution with no adjustment to index shares, and the new class of shares may be added to the Nasdaq-100 Index® on a pro-rata basis.
Spin-offs. If a Nasdaq-100 Index® stock is spinning off a stock, the value of the Nasdaq-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If a when-issued market is established for the spin-off company, the price of the Nasdaq-100 Index® stock is adjusted downward by the value of the spinoff. The value of the spin-off is determined by multiplying the spin-off ratio by the when-issued price. In the event the value of the spinoff has not been established as indicated above then no price adjustment is made to the Nasdaq-100 Index® stock. The new stock resulting from the spin-off transaction is not added to the Nasdaq-100 Index®.
Rights Offerings. The price of a Nasdaq-100 Index® stock is adjusted on the ex-date for rights offerings if the rights are transferable and the offering has a subscription price on an equivalent per share basis that is less than the closing price of the underlying stock (the Nasdaq-100 Index® stock the right entitles a holder to purchase) on the day prior to the ex-date. The price of the Nasdaq-100 Index® stock is adjusted downward for the value of the right. The value of the right is equal to (1) (i) the previous last sale price of the underlying stock minus (ii) the sum of (a) the subscription price of the right plus (b) the cash dividend of the underlying stock, if any, divided by (2) the number of rights required to purchase one share plus one.
Corporate actions are implemented in the Nasdaq-100 Index® in accordance with the Nasdaq-100 Index® maintenance rules discussed above. The divisor will also be adjusted as a result of corporate actions that adjust either the price or shares of a Nasdaq-100 Index® stock. Nasdaq, Inc. will make announcements prior to the effective date of any corporate actions.
In the case of mergers and acquisitions, the index stock issuer may be removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the removal of the Nasdaq-100 Index® stock will occur as soon as reasonably practicable, once results have been received indicating that the acquisition will likely be successful.
If a company files for bankruptcy, the Nasdaq-100 Index® stock or stocks of the issuer will be removed from the Nasdaq-100 Index® as soon as practicable thereafter. The value of the Nasdaq-100 Index® stock will be considered $0.00000001 if no other applicable price can be observed on the Nasdaq Global Select Market or the Nasdaq Global Market.
Discretionary Adjustments
In addition to the above, Nasdaq, Inc. may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure Nasdaq-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to

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special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the Nasdaq-100 Index® construction and calculation.
Market Disruption Events
If a Nasdaq-100 Index® stock does not trade on its primary listing market on a given day or such index market has not opened for trading, the most recent last sale price from the index market (adjusted for corporate actions, if any) is used. If a Nasdaq-100 Index® stock is halted from trading on its index market during the trading day, the most recent last sale price is used until trading resumes.
Corrections and Calculations
The closing value of the Nasdaq-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the Nasdaq-100 Index® stocks. In the event that a change has been made to the Nasdaq-100 Index® intraday, Nasdaq, Inc. will make an announcement describing such change. In the event a Nasdaq-100 Index® calculation has been corrected retroactively, an announcement will be provided.
License Agreement
We have entered into a non-exclusive license agreement with Nasdaq, Inc., which grants us a license in exchange for a fee to use the Nasdaq-100 Index® in connection with the issuance of certain securities, including the Notes.
The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to TD (“Licensee”) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by the Corporations without regard to Licensee or the Notes. The Corporations have no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.
The Corporations do not guarantee the accuracy and/or uninterrupted calculation of the Nasdaq-100 Index® or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by licensee, owners of the Notes, or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall the corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

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Historical Information
The graph below illustrates the performance of NDX from May 17, 2014 through May 17, 2024. The dotted lines represent its Contingent Interest Barrier Value of 12,982.361, which is equal to 70.00% of its Initial Value, and its Barrier Value of 12,055.0495, which is equal to 65.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Nasdaq-100 Index® (NDX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Russell 2000® Index
All disclosures contained in this pricing supplement regarding the Russell 2000® Index (the “RTY”), including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Frank Russell Company (“FTSE Russell”).
FTSE Russell, which owns the copyright and all other rights to the RTY, has no obligation to continue to publish, and may discontinue publication of, the RTY at any time. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes, and FTSE Russell may discontinue publication of the RTY at any time. Neither we nor TDS accepts any responsibility for the calculation, maintenance or publication of the RTY or any successor index.
The RTY measures the performance of stocks of 2,000 companies in the U.S. equity market and is designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY is a subset of the Russell 3000® Index, which is an index that measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY was set to 135 as of the close of business on December 31, 1986 and is calculated, maintained and published by FTSE Russell.
Select information regarding top constituents and industry and/or sector weightings may be made available by FTSE Russell on its website.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location and also trades on a “standard exchange” in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume). Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses an average of two years of assets or revenues data for this analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters (which is defined as the address of the company’s principal executive offices are located) unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China (the “PRC”), (ii) the company is listed on the NYSE, the Nasdaq or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the PRC, and (iv) the company is controlled by a mainland Chinese entity, company or individual, provided that if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider other criteria, including whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China. An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the PRC, (ii) the company is no longer listed on the NYSE, the Nasdaq or the NYSE American, (iii) the percentages of revenue and assets derived from the PRC have both fallen below 45%, or (iv) the company is acquired by, or a controlling stake is held by, a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two-year averaging).
FTSE Russell requires that all securities eligible for inclusion in the RTY trade on CBOE (formerly BATS), NYSE, the Nasdaq exchange, NYSE American (formerly NYSE MKT) or NYSE Arca, each a “standard exchange”. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. If an existing index member does not trade on the rank day in May, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible. Initial public offerings are added each quarter and must have a closing price on its primary exchange at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.

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An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, FTSE Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.
Companies with a total market capitalization of $30 million or less are not eligible for the RTY. Similarly, companies with less than an absolute 5% of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and OTC traded securities are not eligible for inclusion. Further, companies (other than emerging market securities) must have greater than 5% of the company’s voting rights in the hands of unrestricted shareholders (any existing constituents that did not have more than 5% of the company’s voting rights in the hands of unrestricted shareholders were removed at the June 2023 reconstitution). Finally, to be eligible for the RTY a company must have average daily dollar trading volume that exceeds the global median, which is determined each reconstitution rank day by ranking all securities in investable countries by average daily dollar trading volume.
Annual Reconstitution
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
Updates to Shares Outstanding and Free Float
FTSE Russell reviews the RTY quarterly for updates to shares outstanding and to free floats used in calculating the RTY. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).
In March, September and December shares outstanding and free floats are updated to reflect (i) cumulative share changes greater than 1%, (ii) for constituents with a free float less than or equal to 15%, cumulative free float changes greater than 1%, and (iii) for constituents with a free float greater than 15%, cumulative free float changes greater than 3%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). FTSE Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.
Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.
In exceptional circumstances, FTSE Russell may defer implementation until after the new shares are listed and with the provision of two days’ notice. An offering may be deemed exceptional if implementation prior to the listing of the new shares may cause undue price pressure on the company, or if proceeding with the changes may compromise the replicability of the index.
If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the RTY.
License Agreement
The Russell 2000® Index is a trademark of FTSE Russell and has been licensed for use by TD. The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the Notes.

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FTSE Russell does not guarantee the accuracy and/or the completeness of the Russell 2000® Index or any data included in the Russell 2000® Index and has no liability for any errors, omissions, or interruptions in the Russell 2000® Index. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the Russell 2000® Index or any data included in the Russell 2000® Index in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Russell 2000® Index or any data included in the Russell 2000® Index. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the Russell 2000® Index is based. FTSE Russell’s only relationship to TD is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index, which is determined, composed and calculated by FTSE Russell without regard to TD or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.
Historical Information
The graph below illustrates the performance of RTY from May 17, 2014 through May 17, 2024. The dotted lines represent its Contingent Interest Barrier Value of 1,467.0012, which is equal to 70.00% of its Initial Value, and its Barrier Value of 1,362.2154, which is equal to 65.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Russell 2000® Index (RTY)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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EURO STOXX 50® Index
We have derived all information regarding the EURO STOXX 50® Index (the “SX5E”) contained in this pricing supplement, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (“STOXX”), the Index Sponsor with respect to the SX5E.
The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the SX5E is disseminated on STOXX’s website. STOXX is under no obligation to continue to publish the SX5E and may discontinue publication of it at any time. Additional information regarding the SX5E (including the top constituents and weights, sectors and sector weights and country weights) may be obtained from the STOXX’s website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
Select information regarding top constituents, industry and/or sector weightings and country weightings may be made available by STOXX on its website.
SX5E Composition.
The SX5E is composed of 50 underlier stocks chosen by STOXX from the 20 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. STOXX selects underlier stocks that have, in its view, a high degree of liquidity and represent the largest companies across all market sectors, although stocks from each of these supersectors are not necessarily included at a given time.
Component Selection
The composition of the SX5E is reviewed by STOXX annually in September. Within each of the 20 EURO STOXX Supersector indices, the respective index component stocks are ranked by free—float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free—float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest—ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E components are then added to the selection list. The stocks on the selection list are then ranked by free—float market capitalization. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, STOXX’s Management Board may make additions and deletions to the selection list.
Ongoing Maintenance of Component Stocks
The component stocks of the SX5E are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E due to corporate actions (including mergers and takeovers, spin—offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
The component stocks of the SX5E are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. The highest-ranked non-component stock will replace the exiting component stock. The SX5E is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.
A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the lower buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.
The free float factors and outstanding number of shares for each underlier stock that STOXX uses to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. The free float factor reduces the underlier stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).
Index Calculation
STOXX calculates the SX5E using the “Laspeyres formula,” which measures the aggregate price changes in the underlier stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the SX5E. The applicable pricing supplement will describe the calculation of the SX5E if the underlier for your notes is not the price return calculation. The formula for calculating the SX5E value can be expressed as follows:

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SX5E	=	Free Float Market Capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each underlier stock as of the time the SX5E is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the underlier sponsor will generally use the last reported price for such component stock.
In case the investability and tradability of the index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:
●	application of expert judgment for index component pricing data,
●	adjustment of operational procedures,
●	postponement of index adjustments,
●	adjustment of selection lists,
●	change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors,or
●	adjustment of index compositions.
EURO STOXX 50 Divisor
The SX5E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.
The divisor is calculated by starting with the previous divisor in effect for the SX5E (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX5E, plus or minus the difference between the closing market capitalization of the SX5E and the adjusted closing market capitalization of the SX5E, and the denominator of which is the previous free float market capitalization of the SX5E. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.
Divisor Adjustments
STOXX adjusts the divisor for the SX5E to maintain the continuity of the SX5E values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any underlier stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the underlier stock will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your notes are linked is the price return version. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.
(1) Special cash dividend:
Adjusted price = closing price – dividend announced by the company * (1- withholding tax if applicable)
Divisor: decreases
(2) Split and reverse split:
Adjusted price = closing price * A / B
New number of shares = old number of shares * B / A Divisor: no change
(3) Rights offering:
Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases

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If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:
STOXX will announce the deletion of the company from all indices following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.
The company may enter the indices again at the next periodic index review, but only after the new rights issue shares have been listed.
Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:
●	The rights issue shares are included into the indices with a theoretical price on the ex-date;
●	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
●	The rights issue shares will have the same parameters as the parent company;
●	The rights issue shares will be removed after their first trading day at the close; and
●	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.
 (4) Stock dividend:
Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change
(5) Stock dividend from treasury stock if treated as extraordinary dividend:
Adjusted close = close – close * B / (A + B) Divisor: decreases
(6) Stock dividend of another company:
Adjusted price = (closing price * A – price of other company * B) / A Divisor: decreases
(7) Return of capital and share consolidation:
Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B New number of shares = old number of shares * B / A
Divisor: decreases
(8) Repurchase of shares / self-tender:
Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases
(9) Spin– off:
Adjusted price = (closing price * A – price of spin–off shares * B) / A Divisor: decreases
(10) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and
If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.
If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

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New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
Divisor: increases
If stock distribution is applicable after rights (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]
New number of shares = old number of shares * [(A + C) * (1 + B / A)]
Divisor: increases
Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases
(11) Addition/deletion of a company
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
(12) Free float and shares changes
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
The SX5E is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the SX5E are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes. STOXX does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

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Historical Information
The graph below illustrates the performance of SX5E from May 17, 2014 through May 17, 2024. The dotted lines represent its Contingent Interest Barrier Value of 3,544.898, which is equal to 70.00% of its Initial Value, and its Barrier Value of 3,291.691, which is equal to 65.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
EURO STOXX 50® Index (SX5E)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition (including cash settlement) of a Note, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisors regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income, possibly in excess of any Contingent Interest Payments received, and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

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Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. TDS will also pay another unaffiliated dealer a per Note marketing fee of the amount indicated on the cover hereof with respect to the amount of Notes indicated on the cover hereof in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to TD. We or one of our affiliates will also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

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